Exhibit 99.1

Proofpoint Enters into Definitive Agreement to Acquire Cloudmark for $110 million in Cash; Strengthens Industry-Leading Investment in Messaging Security and Threat Intelligence

Proofpoint’s messaging security and advanced threat detection capabilities extended to leading ISPs and mobile carriers worldwide

Sunnyvale, Calif.—November 7, 2017 — Proofpoint, Inc., (NASDAQ: PFPT), a leading next-generation cybersecurity company, has entered into a definitive agreement to acquire Cloudmark, Inc., a leader in messaging security and threat intelligence for Internet Service Providers (ISPs) and mobile carriers worldwide.  The transaction is expected to close in the fourth quarter of 2017 and is subject to customary closing conditions, including Hart-Scott-Rodino merger review and any other required regulatory approvals.

With visibility spanning ISPs and mobile carriers, Cloudmark correlates email threat telemetry data into its Global Threat Network, including intelligence derived from malware campaigns and targeted attacks like spear phishing and business email compromise (BEC). As part of the acquisition, Cloudmark’s Global Threat Network will be incorporated into Proofpoint’s Nexus platform, which powers Proofpoint’s product effectiveness across the portfolio covering email, social media, mobile and SaaS products.

“We are excited to welcome Cloudmark’s ISP and mobile carrier customers to Proofpoint,” said Gary Steele, Chief Executive Officer of Proofpoint. “By combining the threat intelligence from Cloudmark with the Proofpoint Nexus platform, we can better protect all of our customers — both enterprises and ISPs — from today’s rapidly evolving threats.”

Cloudmark’s Global Threat Network data will be incorporated into Proofpoint Nexus including:

•                  Messaging threat telemetry from billions of daily emails.

•                  Threat intelligence around malicious domains that will complement Proofpoint’s Email Fraud Defense (EFD) and Domain Defense products.

•                  Visibility into fraudulent and malicious SMS messages directed to mobile carriers worldwide.

Cloudmark and Proofpoint customers will benefit from increased effectiveness across the product suite.  Proofpoint plans to continue Cloudmark’s service provider products with an ongoing roadmap leveraging the combined capabilities of both companies.

“Messaging has been the number one threat vector for years, but with ransomware and BEC, it’s never been a more urgent issue,” said Jason Donahue, Chief Executive Officer of Cloudmark. “We’re thrilled to be continuing our work to fight advanced threats in messaging as part of Proofpoint.”

Proofpoint expects Cloudmark to have no material impact to its financial outlook for the fourth quarter and full year 2017, which was provided on October 19, 2017.

Contingent upon closing, Proofpoint expects Cloudmark to have the following contribution to its financial outlook for the full year 2018, also provided on October 19, 2017:

•                  Increase the revenue range by $20 - $25 million to $664 - $673 million.

•                  Increase the billings range by $20 -$25 million to $818 - $827 million.

•                  No material impact to Non-GAAP Net Income or Free Cash Flow.

About Proofpoint, Inc.

Proofpoint Inc. (NASDAQ:PFPT) is a leading next-generation security and compliance company that provides cloud-based solutions to protect the way people work today. Proofpoint solutions enable organizations to protect their users from advanced attacks delivered via email, social media, mobile apps, and SaaS applications, protect the information their users create from advanced attacks and compliance risks, and respond quickly when incidents occur. More information is available at www.proofpoint.com.

Connect with Proofpoint: Twitter | LinkedIn | Facebook | YouTube | Google+

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Proofpoint is a trademark or registered trademark of Proofpoint, Inc. in the U.S. and other countries. All other trademarks contained herein are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding the expected closing date of the acquisition, future financial impact of the acquisition, future financial results for Proofpoint, benefits of the acquisition and integration of Cloudmark’s products. It is possible that future circumstances might differ from the assumptions on which such statements are based. Important factors that could cause results to differ materially from the statements herein include: risks related to integrating the employees, customers and technologies of the acquired business; assumption of unknown liabilities ; ability to retain customers of Cloudmark; risks associated with successful implementation of multiple integrated software products and other product functionality; competition, particularly from larger companies with more resources than Proofpoint; risks related to new target markets, new product introductions and innovation and market acceptance thereof; the ability to attract and retain key personnel; potential changes in strategy; unforeseen delays in developing new technologies and the uncertain market acceptance of new products or features; global economic conditions; and the other risk factors set forth from time to time in our filings with the SEC, including our Quarterly Report on Form 10-Q for the three months ended September 30, 2017, and the other reports we file with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from our investor relations department.  All forward-looking statements herein reflect our opinions only as of the date of this release, and Proofpoint undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Non-GAAP Financial Measures

We have provided in this release financial information that has not been prepared in accordance with GAAP. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures has been previously provided in the financial statement tables included in our press release dated October 19, 2017 available on our investor relations website.

We do not provide a reconciliation of full year 2018 non-GAAP financial measures to our comparable GAAP financial measures because we could not do so without unreasonable effort due to unavailability of information needed to calculate reconciling items and due to variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in 2018. When planning, forecasting and analyzing 2018, we do so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for items such as stock-based compensation, acquisition-related expenses, and litigation-related expenses, which are inherently difficult to predict with reasonable accuracy. Stock-based compensation expense, for example, is difficult to estimate because it depends on the company’s future hiring and retention needs, as well as the future fair market value of the company’s common stock, all of which are difficult to predict and subject to constant change. In addition, for purposes of setting annual guidance, it would be difficult to quantify stock-based compensation expense for the year with reasonable accuracy in the current quarter.

Non-GAAP net loss. We define non-GAAP net loss as net loss, adjusted to exclude stock-based compensation expense, amortization of intangibles, costs associated with acquisitions and litigation, non-cash interest expense related to the convertible debt discount and issuance costs for the convertible debt offering, and tax effects associated with these items. We consider this non-GAAP financial measure to be a useful metric for management and investors for the same reasons that we use non-GAAP operating loss. However, in order to provide a complete picture of our recurring core business operating results, we also exclude from non-GAAP net loss the tax effects associated with stock-based compensation and the amortization of intangibles and costs associated with acquisitions and litigation, and non-cash interest expense related to the convertible debt discount and issuance costs for the convertible debt offering.

In order to provide a complete picture of our recurring core business operating results, we also compute the tax effect of the adjustments used in determining our non-GAAP results by calculating an adjusted tax provision which considers the current and deferred tax impact of the adjustments.  The adjusted tax provision reflects all of the relevant impacts of the adjustments, inclusive of those items that have an impact to the effective tax rate, current provision and deferred provision.  As a result of the varying impacts of each item, the effective tax rate for the adjusted tax provision will vary period over period as compared to the GAAP tax provision. The adjusted tax provision is then compared to the GAAP tax provision, and the difference is reflected as “income tax benefit (expense)” in the reconciliation between GAAP net loss/income and Non-GAAP net loss/income.

Billings. We define billings as revenue recognized plus the change in deferred revenue from the beginning to the end of the period, but excluding additions to deferred revenue from acquisitions. We consider billings to be a useful metric for management and investors because billings drive deferred revenue, which is an important indicator of the health and visibility of our business, and has historically represented a majority of the quarterly revenue that we recognize. There are a number of limitations related to the use of billings versus revenue calculated in accordance with GAAP. Billings include amounts that have not yet been recognized as revenue, but exclude additions to deferred revenue from acquisitions. We may also calculate billings in a manner that is different from other companies that report similar financial measures. Management compensates for these limitations by providing specific information regarding GAAP revenue and evaluating billings together with revenues calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating our company is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” section of our quarterly and annual reports filed with the SEC.

MEDIA CONTACT:	INVESTOR CONTACT:
KRISTY CAMPBELL	JASON STARR
PROOFPOINT, INC.	PROOFPOINT, INC.
408-517-4710	408-585-4351
KCAMPBELL@PROOFPOINT.COM	JSTARR@PROOFPOINT.COM

INVESTOR CONTACT:
SETH POTTER
ICR FOR PROOFPOINT, INC.
646-277-1230
SETH.POTTER@ICRINC.COM